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                                                                 EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1997 Stock Plan, StarPoint Software, Inc. 1996 Stock Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Directors Stock Option Plan, and Non-Plan Stock Option Grants of AdForce, Inc. and to the incorporation by reference of our report dated February 5, 1999, except for Note 11, as to which the date is April 30, 1999, with respect to the financial statements and schedule of AdForce, Inc. included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP


San Jose, California
May 7, 1999